Exhibit 99.1

Helius Medical Technologies Announces Closing of $3.4 Million Private Placement

NEWTOWN, Pa., October 26, 2020 (GLOBE NEWSWIRE) -- Helius Medical Technologies, Inc. (Nasdaq:HSDT) (TSX:HSM) (“Helius” or the “Company”), a neurotech company focused on neurological wellness, announced today that it has closed its previously announced private placement for total gross proceeds of approximately $3.4 million.  The private placement consisted of an aggregate of 6,567,868 shares of the Company’s Class A Common Stock, or common stock, and warrants to purchase an aggregate of 3,283,936 shares of common stock, at a purchase price of $0.52 per unit, consisting of one share of common stock and a warrant to purchase 0.50 shares of common stock, which aggregate share amounts reflect corrections to the previously announced numbers. The warrants have an exercise price of $0.452 per share of common stock and are exercisable for a period of three years from the date of issuance. Helius intends to use the net proceeds from the offering for funding operations, working capital and general corporate purposes.

Affiliates of Dane C. Andreeff, the Company’s Interim President and Chief Executive Officer, and Joyce LaViscount, the Company’s Chief Financial Officer, Chief Operating Officer and Secretary participated in the private placement on the same terms and conditions as all other purchasers, except that their units had a purchase price of $0.5244 per unit, and their warrants have an exercise price of $0.4619 per share.  Joseph Gunnar & Co. LLC acted as the exclusive placement agent.

The securities issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. Helius has agreed to file a registration statement with the SEC covering the resale of the shares of common stock and shares of common stock underlying the warrants to be issued in the private placement. The securities issued and sold in the private placement are subject to resale restrictions in Canada which will expire four months and one day from the date of issuance.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

In respect of the private placement, the Company intends to rely on the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply its standards to certain transactions involving eligible interlisted issuers on a recognized exchange, such as the Nasdaq Capital Market.

The subscriptions from entities affiliated with Mr. Andreeff and Ms. LaViscount are considered to be a “related party transaction” for purposes of Canadian Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company is exempt from the requirements to obtain a formal valuation and minority shareholder approval in connection with such subscriptions in reliance on sections 5.5(a) and 5.7(1)(a), respectively, of MI 61-101, as neither the fair market value of the securities received by such parties nor the proceeds for such securities received by the Company exceeds 25% of the Company’s market capitalization as calculated in accordance with MI 61-101. The board of directors of the Company approved the private placement, with the interested director abstaining from voting.

A Current Report on Form 8-K will be filed less than 21 days prior to the closing of the private placement. This time period is reasonable and necessary in the circumstances as the Company wishes to complete the transaction on an expedited basis for sound business reasons.

About Helius Medical Technologies, Inc.

Helius Medical Technologies is a neurotech company focused on neurological wellness. The Company’s purpose is to develop, license and acquire unique and non-invasive platform technologies that amplify the brain’s ability to heal itself. The Company’s first commercial product is the Portable Neuromodulation Stimulator (PoNSTM). For more information, visit www.heliusmedical.com.

About the PoNS™ Device and PoNS Treatment™

The Portable Neuromodulation Stimulator (PoNS™) is authorized for sale in Canada as a class II, non-implantable, medical device intended as a short term treatment (14 weeks) of gait deficit due to mild and moderate symptoms from multiple sclerosis (MS), and chronic balance deficit due to mild-to-moderate traumatic brain injury (mmTBI) and is to be used in conjunction with physical therapy. The PoNS™ is an investigational medical device in the United States, the European Union (“EU”), and Australia (“AUS”). The device is currently under review for de novo classification and clearance by the FDA. It is also under premarket review by the AUS Therapeutic Goods Administration. PoNS™ is currently not commercially available in the United States, the European Union or Australia.

Investor Relations Contact:

Westwicke Partners on behalf of Helius Medical Technologies, Inc.
Mike Piccinino, CFA
443-213-0500
investorrelations@heliusmedical.com

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release.